EXHIBIT 99.1

Contact: Insignia Systems, Inc. John Gonsior, CFO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES 2014 FIRST QUARTER FINANCIAL RESULTS

Overview

•            Q1 2014 net sales decreased 13.4% to $6,403,000 from $7,396,000 in Q1 2013, driven primarily by a seasonally-influenced decline in POPS revenue.

•            Q1 2014 operating income of $167,000 compared to $976,000 in Q1 2013.

•            Q1 2014 net income of $115,000, or $0.01 per basic and diluted share, compared to net income of $420,000, or $0.03 per basic and diluted share, in Q1 2013.

At March 31, 2014

•            Total cash and cash equivalents of $20,330,000, or $1.55 per diluted share.

•            Working capital of $22.4 million.

•            $0 long-term debt.

MINNEAPOLIS, MN — April 30, 2014 — Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia” or “the Company”) today reported financial results for the first quarter (“Q1”) ended March 31, 2014, as compared to Q1 ended March 31, 2013.

Insignia’s President and CEO Glen Dall commented, “In the same way that results in Q1 2013 benefited from an early Easter holiday, our results for Q1 2014 were negatively influenced by that holiday falling a full three weeks later this year.  However, our business is trending positively and we remain optimistic for the balance of the year.  On a trailing twelve-month basis ended March 31, 2014, net sales increased 13.6% to $26.8 million from $23.6 million in the comparable prior year period.  Additionally, as of April 28, 2014, our total backlog is up approximately 10% from the same time a year ago.

“We continue to pursue new, innovative ways to serve our clients and retailers with products and services that leverage our operating assets and core competencies. We are evaluating new business opportunities that can strengthen our ability to expand our geographic footprint, and attract new customers.  Additionally, we are exploring new opportunities to expand our retail presence beyond grocery stores to other mass retailers.

Mr. Dall concluded, “Finally, as you may have seen in our recent proxy statement, Peter Derycz will be leaving our board effective May 21, 2014, in conjunction with our board term limit of eight years. I would like to thank Peter for his dedicated service on our board and his significant commitment to the success of our Company during his time with us.”

Q1 2014 Results

Q1 2014 total net sales decreased 13.4% to $6,403,000 from $7,396,000 in Q1 2013, due primarily to seasonality.  A 14.6% decline in POPS net sales to $5,951,000 from $6,967,000 in Q1 2013 was partially offset by a 5.4% increase in products net sales to $452,000 from $429,000 in Q1 2013.

Gross profit in Q1 2014 decreased to $2,683,000, or 41.9% of total net sales, from $3,536,000, or 47.8% of total net sales, in Q1 2013. Lower gross profit and gross profit margin was largely the result of lower net sales and program mix as compared to the 2013 period.

Selling expenses in Q1 2014 were $1,351,000, or 21.1% of total net sales, as compared to $1,395,000, or 18.9% of total net sales, in Q1 2013, due primarily to lower sales and the resulting commissions on those sales.

General and administrative expenses decreased to $930,000, or 14.5% of total net sales, from $956,000, or 12.9% of total net sales, in Q1 2013. This decrease was primarily the result of decreased compensation-related expenses.

Operating income for Q1 2014 decreased to $167,000 from operating income of $976,000 in Q1 2013.

Income tax expense for Q1 2014 was 33.5% of pretax income, or $58,000, compared to income tax expense of 57.3% of pretax income, or $563,000, in Q1 2013. The decrease in the effective tax rate during the three months ended March 31, 2014 is primarily the result of the tax benefit of disqualifying dispositions of stock options. Tax expense will vary between periods, given the Company’s policy of reassessing the annual effective rate on a quarterly basis, as well as the impact of any discrete tax items in the quarter.

As a result, net income for Q1 2014 decreased to $115,000, or $0.01 per basic and diluted share, from net income of $420,000, or $0.03 per basic and diluted share, in Q1 2013.

Insignia’s CFO John Gonsior stated, “Our balance sheet remains strong, with $20.3 million of cash and cash equivalents as of March 31, 2014, down from cash and cash equivalents of $21.8 million as of December 31, 2013, which was mainly due to the timing of collections on accounts receivable and the payment of various current liabilities. As of March 31, 2014, we had nearly $22.4 million in working capital, compared to working capital of $22.2 million as of December 31, 2013.

Share Repurchase Plan

As previously announced, Insignia’s Board of Directors approved a Stock Repurchase Plan authorizing the repurchase of up to $5.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions until December 3, 2015. No purchases were made in Q1 2014.

Conference Call

Insignia’s President & CEO, Glen Dall, and VP of Finance & CFO, John Gonsior will host a conference call today at 4:00 pm CT / 5:00 pm ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing 201-493-6739. Please call in 10 minutes before the conference call is scheduled to begin and ask for the Insignia call.  Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to investorrelations@insigniasystems.com.

The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.insigniasystems.com, click on the Investor Relations section where the conference call is posted.  Please go to the website 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the webcast of the conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia provides at-shelf advertising products in over 13,000 chain retail supermarkets, over 1,900 mass merchants and over 7,000 dollar stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft Foods and Nestlé, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release or the subsequent conference call which are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “believes,” “expects,” “anticipates,” “seeks” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call. Statements made in this press release (or during the conference call referred to herein) by the Company, its President & CEO Glen Dall or its Vice President of Finance & CFO John Gonsior, regarding, for instance: current expectations as to future financial performance (including but not limited to bookings in total and for the first quarter of 2014, and results for fiscal year 2014); our ability to continue revenue growth, cost improvements and to maintain profitability; current sales trends with consumer packaged goods manufacturers; the expected addition of retailers and the ability to increase revenue; continued stability of our business relationships with News America and Valassis; our ability to develop and successfully implement  new products to diversify our business and to increase our retailer access for these products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement its business plan to achieve and maintain profitability in the future; (ii) the risk that the Company will not be able to expand core product offerings or to develop and implement new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement or termination of our relationship with News America; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2014; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2013 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Net sales	$6,403,000	$7,396,000
Cost of sales	3,720,000	3,860,000
Gross profit	2,683,000	3,536,000
Operating expenses:
Selling	1,351,000	1,395,000
Marketing	235,000	209,000
General and administrative	930,000	956,000

Operating income	167,000	976,000
Other income, net	6,000	7,000

Income before taxes	173,000	983,000
Income tax expense	58,000	563,000

Net income	$115,000	$420,000

Net income per share:
Basic	$0.01	$0.03
Diluted	$0.01	$0.03

Shares used in calculation of net income per share:
Basic	12,853,000	13,654,000
Diluted	13,091,000	13,684,000

SELECTED BALANCE SHEET DATA

	March 31,	December 31,
	2014	2013

Cash and cash equivalents	$20,330,000	$21,763,000
Working capital	22,391,000	22,203,000
Total assets	31,491,000	31,572,000
Total liabilities	5,025,000	5,402,000
Shareholders’ equity	26,466,000	26,170,000

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